Exhibit 99.1

American Spectrum Realty, Inc. Appoints New C.F.O.

HOUSTON--(BUSINESS WIRE)--October 9, 2013--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment, management and leasing company – announced today the appointment of Elisa Grainger to the position of Chief Financial Officer.

Mrs. Grainger has more than 15 years of experience in finance and accounting with national companies engaged in the management of commercial, residential and self-storage properties. She has worked with equity groups, investors, property managers, accounting personnel, Real Estate Investment Trusts (REITs) and 1031 Tenant-in-Common (TIC) exchanges for both public and private companies.

Mrs. Grainger is a Certified Public Accountant (CPA) and earned a Bachelor of Science degree in Business Administration-Accounting from California State University, Los Angeles.

American Spectrum’s former CFO, Anthony Eppolito, resigned his position effective October 3.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 10 million square feet in multiple states. For more property information, visit www.asrmanagement.com or call (713) 706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
For American Spectrum Realty, Inc.
Greg McAndrews & Associates
Gregory A. McAndrews, (310) 804-7037
www.gregmcandrews.com